Exhibit 5.1

July 12, 2023

VIA ELECTRONIC MAIL

Unicycive Therapeutics, Inc.

4300 El Camino Real, Suite 210

Los Altos, CA 94022

Re:	Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel to Unicycive Therapeutics, Inc., a Delaware corporation (the “Company”), in connection with the issuance of this opinion which relates to a registration statement on Form S-3 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement covers the resale of up to 111,017,635 shares of the Company’s common stock, $0.001 par value per share (the “Common Stock”), consisting of shares of Common Stock held by the selling stockholders and shares of Common Stock underlying the shares of Series A-2 Convertible Preferred Stock and Series A-3 Convertible Preferred Stock issuable to the selling stockholders (collectively, the “Shares”) pursuant to the terms of that certain Securities Purchase Agreement, dated as of March 3, 2023, by and among the Company and the investors named therein.

This opinion letter is being delivered in accordance with the requirements of Item 601(b)(5)(i) of Regulation S-K under the Securities Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement.

In connection with the issuance of this opinion letter, we have examined originals or copies, certified or otherwise identified to our satisfaction, of:

a. the Registration Statement, including the prospectus contained therein and all exhibits thereto;

b. specimen certificates representing the Common Stock, Series A-1 Convertible Preferred Stock, Series A-2 Convertible Preferred Stock, and Series A-3 Convertible Preferred Stock;

c. the Tranche A Warrants;

d. the Certificate of Designation of Preferences, Rights and Limitations of Series A Convertible Voting Preferred Stock, as presently in effect (the “Series A COD”);

e. the Certificate of Incorporation of the Company, as amended and presently in effect (the “Charter”);

f. the Bylaws of the Company, as amended and presently in effect (the “Bylaws”); and

g. certain resolutions adopted by the Board of Directors of the Company relating to the issuance of the Shares.

We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and such agreements, certificates and receipts of public officials, certificates of officers or other representatives of the Company and others, and such other documents as we have deemed necessary or appropriate as a basis for the opinions stated below.

In our examination, we have assumed the genuineness of all signatures, including endorsements, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified or photostatic copies, and the authenticity of the originals of such copies. As to any facts relevant to the opinions stated herein that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Company and others and of public officials.

For the purposes of this opinion letter, we have assumed that at the time of issuance of the Shares, the Charter, the Bylaws, and the Series A COD, as applicable, will not have been modified or amended and will be in full force and effect. In addition, it is understood that this opinion is to be used only in connection with the offer and sale of the securities being registered while the Registration Statement is effective under the Securities Act.

Based upon the foregoing and subject to the qualifications and assumptions stated herein, we are of the following opinions:

1. The shares of Common Stock, the shares of Series A-2 Convertible Preferred Stock and the shares of Common Stock issuable upon conversion of the Series A-2 Convertible Preferred Stock held by the selling stockholders have been duly authorized by all requisite corporate action on the part of the Company under the General Corporation Law of the State of Delaware (the “DGCL”) and are or will be validly issued, fully paid and non-assessable.

2. The shares of Series A-3 Convertible Preferred Stock issuable upon exercise of the Tranche A Warrants, and the shares of Common Stock issuable upon conversion of the Series A-3 Convertible Preferred Stock, when delivered and paid for in accordance with the terms of the Tranche A Warrants and when evidence of the issuance thereof is duly recorded in the Company’s books and records, will be validly issued, fully paid and non-assessable.

The opinion which we render herein is limited to those matters governed by the DGCL as of the date hereof. Our opinion expressed herein is as of the date hereof, and we assume no obligation to revise or supplement the opinion rendered herein should the above-referenced laws be changed by legislative or regulatory action, judicial decision or otherwise. We express no opinion as to whether, or the extent to which, the laws of any particular jurisdiction apply to the subject matter hereof.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. We also hereby consent to the reference to our firm under the heading “Legal Matters” in the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the General Rules and Regulations under the Securities Act.

This opinion letter is rendered as of the date first written above and we disclaim any obligation to advise you of facts, circumstances, events or developments which hereafter may be brought to our attention and which may alter, affect or modify the opinion expressed herein. Our opinion is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company, the Shares, or any other agreements or transactions that may be related thereto or contemplated thereby. We are expressing no opinion as to any obligations that parties other than the Company may have under or in respect of the Shares or as to the effect that their performance of such obligations may have upon any of the matters referred to above. No opinion may be implied or inferred beyond the opinion expressly stated above.

Very truly yours,

/s/ Sheppard, Mullin, Richter & Hampton LLP

SHEPPARD, MULLIN, RICHTER & HAMPTON LLP